EXHIBIT 5

                     [BURNET, DUCKWORTH & PALMER LETTERHEAD]

June 3, 1998

Denbury Resources Inc.
17304 Preston Rd., Suite 200
Dallas, TX 75252

Dear Sirs:

Re: Denbury Resources Inc. - Amendment to Stock Option Plan

     We have acted as counsel to Denbury Resources Inc., a Canadian corporation (the "Corporation"), in connection with the amendment to the stock option plan of the Corporation made effective August 9, 1995, as amended (the "Plan"), pursuant to which the "Common Share Maximum" under the Plan, was increased by 886,306 Common Shares, which increase was approved by an ordinary resolution of the shareholders of the Corporation at a meeting of shareholders held on May 19, 1998.

     In connection therewith, we have reviewed a Registration Statement on Form S-8 relating to the registration under the United States Securities Act of 1933, as amended (the "Act") of the additional 886,306 Common Shares issuable under the Plan, which is being filed this date with the United States Securities and Exchange Commission, and we are familiar with all corporate and shareholder proceedings taken to date in connection with the authorization and approval of and amendment to the Plan.

     For the purposes of our opinion, we have examined:

            i.    the   Articles   of   Continuance   and  the  By-laws  of  the
                  Corporation, in each case, as amended to date;

            ii.   copies  of   resolutions   of  the  board  of  directors   and
                  shareholders of the Corporation authorizing the increase in the "Common Share Maximum" and matters related thereto;

            iii.  the Form S-8 Registration Statement under the Act;


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            iv.   the Plan; and

            v. such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained.

     In conducting the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material to this opinion, we have relied upon documents, records and instruments furnished to us by the corporation, without independent verification of their accuracy. Unless otherwise defined herein, terms used and not defined herein, have the meanings ascribed thereto in the Plan.

     We are qualified to practice law in the Province of Alberta and our opinion herein is restricted to the laws of the Province of Alberta and the federal laws of Canada applicable therein.

     Based, in reliance upon and subject to the foregoing, we are of the opinion that the 886,306 Common Shares issuable pursuant to the Plan, representing the additional Common Shares issuable under the Plan pursuant to the increase in the "Common Share Maximum" under the Plan, will, when issued in accordance with the terms and conditions of the plan, and upon receipt by the Corporation of payment in full of the exercise price therefor, be validly issued as fully paid and non-assessable Common Shares of the Corporation.

     We hereby consent to the filing of this opinion as an exhibit to the Form S-8 Registration Statement filed by Denbury Resources Inc. under the Act.

     This opinion is being furnished for the sole benefit of the addressee hereof and may not be relied upon or distributed to any other person or entity or for any other purpose without our express written consent. This opinion is given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof.

Your very truly,


Burnet, Duckworth & Palmer



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